Exhibit 99.3 KCSA PUBLIC RELATIONS WORLDWIDE News

Public and Investor Relations, Corporate and Marketing Communications

FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  tfromer@kcsa.com / mcimini@kcsa.com

Chief Financial Officer and Board Member Joseph P. Garrity
To Retire at End of Year

4Kids Entertainment Names Bruce R. Foster
Executive Vice President and Chief Financial Officer

NEW YORK, November 9, 2005 - 4Kids Entertainment, Inc. (NYSE: KDE) today announced that Chief Financial Officer Joseph P. Garrity will be leaving the Company at year end. As of December 1, 2005, Bruce R. Foster, Senior Vice President of Finance, will be the new Executive Vice President and Chief Financial Officer of 4Kids Entertainment.

“For more than 14 years, Joe Garrity has played a key role in our Company’s growth and performance,” said Alfred R. Kahn, Chairman and Chief Executive Officer. “Joe has held the titles of CFO and COO simultaneously for most of his tenure with 4Kids and has contributed significantly to our direction as a long-standing member of the Board. We are grateful for his many contributions. Joe will ensure a seamless transition and be available to consult with the Company next year on an as needed basis.”

“In my over 25 years in the workforce, my commitment has taken significant time away from my personal and family life,” said Mr. Garrity. “I consider myself very fortunate that my success allows me to make the decision to retire at this time. I have greatly enjoyed my experience at 4Kids. It has been particularly rewarding to be part of a management team that built 4Kids to what it is today, a leader in children’s entertainment.”

Mr. Foster has been with 4Kids Entertainment for four years as Senior Vice President of Finance. Prior to that, Mr. Foster served as an Audit Director at Deloitte & Touche.

“We are pleased to welcome Bruce Foster to our senior management team,” Mr. Kahn said. “With Bruce’s many years of experience both at 4Kids and at Deloitte, the Company will have an experienced financial executive who can provide strong continuity as he assumes his new position as CFO.”

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; television, film, music and home video production and distribution; media planning and buying; product development; and Web site development. For further information, please visit the Company’s Web sites at www.4KidsEntertainment.com and www.4Kids.TV.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

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